                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
      17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. NAME AND ADDRESS OF REPORTING PERSON*

I.G. Investment Management, Ltd.
(LAST) (FIRST) (MIDDLE)
447 Portage Avenue
(STREET)
Winnipeg, Manitoba, Canada R3C 3B6
(CITY) (STATE) (ZIP)

2. ISSUER NAME AND TICKER OR TRADING SYMBOL

Varian Medical Systems, Inc. (VAR)

3. I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)

The Reporting Person, a non-U.S. entity, has no I.R.S. Identification Number.

4. STATEMENT FOR MONTH/YEAR

February, 2000

5. IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

Not applicable.

6. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)

[ ] Director                             [X] 10% Owner
[ ] Officer (give title below)           [ ] Other (specify below)

7.   INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

[ ]  Form Filed by One Reporting Person
[X]  Form Filed by More than One Reporting Person

*If the Form is filed by more than one Reporting Person, see Instruction
 4(b)(v).

                              Form 4 - Page 2 of 7

- ----------------------------------------------------------------------------------------------------------------------------------
                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                                                 BENEFICIALLY OWNED

- ----------------------------------------------------------------------------------------------------------------------------------
1. TITLE OF   2.               3.TRANSACTION   4.   SECURITIES ACQUIRED          5. AMOUNT OF    6.               7. NATURE OF
SECURITY      TRANSACTION      CODE                 (A) OR DISPOSED OF (D)       SECURITIES      OWNERSHIP        INDIRECT
(INSTR. 3)    DATE                                                               BENEFICIALLY    FORM: DIRECT     BENEFICIAL
              (MONTH/DAY/      (INSTR. 8)      (INSTR. 3, 4 AND 5)               OWNED AT        (D) OR           OWNERSHIP
              YEAR)                                                              END OF MONTH    INDIRECT         (INSTR. 4)
                                                                                 (INSTR. 3 AND   (I) (INSTR. 4)
                                                                                 4)
                               -------------   -------------------------------
                               CODE    V       AMOUNT       (A) OR     PRICE
                                                            (D)
- ----------------------------------------------------------------------------------------------------------------------------------

Common        February 4,        P              3,000       A          $40.46    Note 1          Note 1           Note 1
Shares        2000
- ----------------------------------------------------------------------------------------------------------------------------------
Common        February 14,       P              2,600       A          $40.31    Note 1          Note 1           Note 1
Shares        2000
- ----------------------------------------------------------------------------------------------------------------------------------
Common        February 14,       P              2,500       A          $40.31    Note 1          Note 1           Note 1
Shares        2000
- ----------------------------------------------------------------------------------------------------------------------------------
Common        February 14,       P              2,500       A          $40.31    Note 1          Note 1           Note 1
Shares        2000
- ----------------------------------------------------------------------------------------------------------------------------------
Common        February 16,       P              4,000       A          $41.48    Note 1          Note 1           Note 1
Shares        2000
- ----------------------------------------------------------------------------------------------------------------------------------
Common        February 16,       P              2,000       A          $41.48    Note 1          Note 1           Note 1
Shares        2000
- ----------------------------------------------------------------------------------------------------------------------------------
Common        February 16,       P              4,000       A          $41.48    Note 1          Note 1           Note 1
Shares        2000
- ----------------------------------------------------------------------------------------------------------------------------------
Common        February 17,       P              4,150       A          $42.04    Note 1          Note 1           Note 1
Shares        2000
- ----------------------------------------------------------------------------------------------------------------------------------
Common        February 17,       P              4,100       A          $42.04    Note 1          Note 1           Note 1
Shares        2000
- ----------------------------------------------------------------------------------------------------------------------------------
Common        February 17,       P              4,150       A          $42.04    Note 1          Note 1           Note 1
Shares        2000
- ----------------------------------------------------------------------------------------------------------------------------------


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

- ----------------------------------------------------------------------------------------------------------------------------------
                                 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
                                                               OWNED
                                      (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

- ----------------------------------------------------------------------------------------------------------------------------------
1.       2.         3.      4. TRAN    5. NUMBER      6. DATE      7. TITLE AND       8. PRICE   9.          10.      11. NATURE
TITLE    CONVER     TRAN    SACTIO     OF             EXERCISABL   AMOUNT OF          OF         NUMBE       OWNER    OF INDIRECT
OF       SION OR    SACTI   N          DERIVATIVE     E AND        UNDERLYING         DERIVAT    R OF        SHIP     BENEFICIAL
DERIV    EXERCIS    ON      CODE       SECURITIES     EXPIRATION   SECURITIES         IVE        DERIVATI    FORM     OWNERSHI
ATIVE    E PRICE    DATE    (INSTR.    ACQUIRED       DATE         (INSTR. 3 AND 4)   SECURIT    VE          OF       P (INSTR. 4)
SECU     OF         (MON    8)         (A) OR         (MONTH/DA                       Y          SECURITI    DERIVA
RITY     DERIVATI   TH/DA              DISPOSED       Y/YEAR)                         (INSTR.5   ES          TIVE
(INSTR   VE         Y/                 OF (D)                                         )          BENEFIC     SECURI
 .3)      SECURIT    YEAR)              (INSTR. 3, 4                                              IALLY       TY:
         Y                             AND 5)                                                    OWNED       DIRECT
                                                                                                 AT END      (D) OR
                                                                                                 OF          INDIREC
                                                                                                 MONTH       T (I)
                                                                                                 (INSTR.     INSTR.
                                                                                                 4)          4)
                            -------   ------------   ---------------   ------------
                            C    V    (A)    (D)     DA      EXPIR     TIT  AMOUNT
                            O                        TE      ATION     LE   OR
                            D                        EX      DATE           NUMBER
                            E                        ER                     OF
                                                     CISABL                 SHARES
                                                     E
- ----------------------------------------------------------------------------------------------------------------------------------
Note     Note 2     Note    N    N    No      Note   No      Note 2    No   Note 2    Note 2     Note 2      Note 2   Note 2
2                   2       ot   ot   te      2      te                te
                            e    e    2              2                 2
                            2    2
- ----------------------------------------------------------------------------------------------------------------------------------

                              Form 4 - Page 3 of 7

INSTRUCTION 4(b)(v) LIST OF OTHER REPORTING PERSONS:

        This joint statement is filed by and on behalf of the following Reporting Persons signing this Form 4 and are hereafter referred to as the "Reporting Persons": Investors Group Inc. ("IGI"), Investors Group Trustco Inc. ("Trustco"), Investors Group Trust Co. Ltd. (the "Trustee"), I.G. Investment Management, Ltd. (the "Management Company") and Investors Canadian Enterprise Fund, Investors Canadian Small Cap Fund, Investors Global Science & Technology Fund, Investors Mutual of Canada, Investors Canadian Small Cap Fund II, Investors Summa Fund, Investors Canadian Equity Fund and Investors Special Fund (collectively, the "Funds"). Each is filing as a 10% owner for purposes of this Form 4 filing.

        All of the Reporting Persons have their principal places of business at:

                      One Canada Centre
                      447 Portage Avenue
                      Winnipeg, Manitoba
                      Canada R3C 3B6

        None of the Reporting Persons, each a non-U.S. entity, have I.R.S. Identification Numbers.

        IGI is a corporation formed under the Canada Business Corporations Act. It is a diversified-financial services holding company.

        Trustco is a corporation formed under the Canada Business Corporations Act. It is a holding company.

        The Management Company is a corporation formed under the Canada Business Corporations Act. It provides management services to the Funds.

        The Trustee is a corporation formed under the Manitoba Corporations Act. It is the trustee for the Unitholders of the Funds and serves as the trustee for other open-end mutual fund trusts organized and affiliated with IGI.

        The Funds are open-end mutual fund trusts of which the Unitholders are beneficiaries established in accordance with a Declaration of Trust under the laws of Manitoba, Canada.

        IGI owns 100% of the issued and outstanding Class A Common Shares of Trustco. Trustco owns 100% of the issued and outstanding Class A Common Shares of the Management Company. Trustco also owns, directly or indirectly, 100% of the issued and outstanding Common Shares of the Trustee. Trustco, the Management Company, the Trustee, and the Funds are all ultimately controlled by IGI through its ownership of 100% of the issued and outstanding Class A Common Shares of Trustco.

        Power Financial Corporation owns 67.7% of the common stock of Investors Group Inc. Power Corporation of Canada, of which Mr. Paul Desmarais controls 67.7% of the voting power, owns 67.5% of the common stock of Power Financial Corporation.

EXPLANATION OF RESPONSES:

Note 1

        Investors Canadian Enterprise Fund may be deemed to own beneficially and directly 123,050 shares of Common Stock of the Issuer.

                              Form 4 - Page 4 of 7

        Investors Canadian Small Cap Fund may be deemed to own beneficially and directly 153,550 shares of Common Stock of the Issuer.

        Investors Global Science & Technology Fund may be deemed to own beneficially and directly 796,400 shares of Common Stock of the Issuer.

        Investors Mutual of Canada may be deemed to own beneficially and directly 471,700 shares of Common Stock of the Issuer.

        Investors Canadian Small Cap Fund II may be deemed to own beneficially and directly 79,550 shares of Common Stock of the Issuer.

        Investors Summa Fund may be deemed to own beneficially and directly 980,000 shares of Common Stock of the Issuer.

        Investors Canadian Equity Fund may be deemed to own beneficially and directly 1,050,000 shares of Common Stock of the Issuer.

        Investors Special Fund may be deemed to own beneficially and directly 169,250 shares of Common Stock of the Issuer.

        Each of IGI, Trustco, the Management Company and the Trustee may be deemed to own beneficially and indirectly, through the Funds, 3,823,500 shares of Common Stock of the Issuer.

Note 2

        None of the above Reporting Persons beneficially own, directly or indirectly, any derivative securities of the Issuer.

SIGNATURE OF REPORTING PERSON(S):**

INVESTORS GROUP INC.


By:     /s/ Alexander Scott Penman
        --------------------------------------
        Alexander Scott Penman,
        Senior Vice-President, Equities of
        Investors Group Inc.


INVESTORS GROUP TRUSTCO INC.


By:     /s/ David M.R. Cheop
        --------------------------------------
        David M.R. Cheop,
        Vice-President, Corporate Compliance of
        Investors Group Trustco Inc.

                              Form 4 - Page 5 of 7


INVESTORS GROUP TRUST CO. LTD.


By:     /s/  Roger George Joseph Blanchette
        --------------------------------------
        Roger George Joseph Blanchette,
        Vice-President, Finance of
        Investors Group Trust Co. Ltd.


I.G. INVESTMENT MANAGEMENT, LTD.


By:     /s/  Alexander Scott Penman
        --------------------------------------
        Alexander Scott Penman,
        President of
        I.G. Investment Management, Ltd.



INVESTORS CANADIAN ENTERPRISE FUND


By:     /s/  Roger George Joseph Blanchette
        --------------------------------------
        Roger George Joseph Blanchette,
        Vice-President, Finance of
        Investors Group Trust Co. Ltd.,
        as Trustee for
        Investors Canadian Enterprise Fund


INVESTORS CANADIAN SMALL CAP FUND


By:     /s/  Roger George Joseph Blanchette
        --------------------------------------
        Roger George Joseph Blanchette,
        Vice-President, Finance of
        Investors Group Trust Co. Ltd.,
        as Trustee for
        Investors Canadian Small Cap Fund

                              Form 4 - Page 6 of 7


INVESTORS GLOBAL SCIENCE & TECHNOLOGY FUND


By:     /s/  Roger George Joseph Blanchette
        --------------------------------------
        Roger George Joseph Blanchette,
        Vice-President, Finance of
        Investors Group Trust Co. Ltd.,
        as Trustee for
        Investors Global Science & Technology Fund


INVESTORS MUTUAL OF CANADA


By:     /s/  Roger George Joseph Blanchette
        --------------------------------------
        Roger George Joseph Blanchette,
        Vice-President, Finance of
        Investors Group Trust Co. Ltd.,
        as Trustee for
        Investors Mutual of Canada


INVESTORS CANADIAN SMALL CAP FUND II


By:     /s/  Roger George Joseph Blanchette
        --------------------------------------
        Roger George Joseph Blanchette,
        Vice-President, Finance of
        Investors Group Trust Co. Ltd.,
        as Trustee for
        Investors Canadian Small Cap Fund II


INVESTORS SUMMA FUND


By:     /s/  Roger George Joseph Blanchette
        --------------------------------------
        Roger George Joseph Blanchette,
        Vice-President, Finance of
        Investors Group Trust Co. Ltd.,
        as Trustee for
        Investors Summa Fund

                              Form 4 - Page 7 of 7


INVESTORS CANADIAN EQUITY FUND


By:     /s/  Roger George Joseph Blanchette
        --------------------------------------
        Roger George Joseph Blanchette,
        Vice-President, Finance of
        Investors Group Trust Co. Ltd.,
        as Trustee for
        Investors Canadian Equity Fund

INVESTORS SPECIAL FUND


By:     /s/  Roger George Joseph Blanchette
        --------------------------------------
        Roger George Joseph Blanchette,
        Vice-President, Finance of
        Investors Group Trust Co. Ltd.,
        as Trustee for
        Investors Special Fund

Date:   March 9, 2000

**      Intentional misstatements or omissions of facts constitute Federal
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

        Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.